                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.5)*
                                 PacificNet Inc.
                    (formerly known as PacificNet.com, Inc.)

                -------------------------------------------------

                                (Name of Issuer)

                                  Common Stock

                -------------------------------------------------

                         (Title of Class of Securities)

                                   69511V 10 8

                -------------------------------------------------

                                 (CUSIP Number)

                               Mr. Lien Kait Long
                                    B2B Ltd.
                               8/F Paul Y. Centre
                                 51 Hung To Road
                               Kwun Tong, Kowloon
                                    Hong Kong
                                 (852) 2372-0130

               --------------------------------------------------

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                  April 9, 2002

                -------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                       Page      2          of 137 Pages
                                                 ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   B2B Ltd. - not applicable.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [X]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          OO
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not applicable.                                                   [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Hong Kong
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            2,413,890
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            2,413,890
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,413,890

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not applicable.                                                   [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.94%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      3          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   China Strategic Holdings Limited - not applicable.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          Not applicable.
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Hong Kong
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            2,425,423
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            2,425,423
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,425,423

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
          Not Applicable.
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      4          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Calisan Developments Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
          Not Applicable
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      5          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Great Decision Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

-------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      6          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Paul Y. - ITC Investments Group Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      7          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      8          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Paul Y. - ITC Construction Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Bermuda
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
          Not Applicable
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      9          of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Hollyfield Group Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Western Samoa
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      10         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Well Orient Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Hong Kong
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      11         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Powervote Technology Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      12         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Hanny Magnetics (B.V.I.) Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      13         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Hanny Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Bermuda
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      14         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Famex Investment Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Hong Kong
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      15         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Mankar Assets Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                       (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      16         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   ITC Investment Holdings Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      17         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   ITC Corporation Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                       (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Bermuda
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      18         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Galaxyway Investments Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                       (b)  [ ]
          Not applicable.
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      19         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Chinaview International Limited - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   British Virgin Islands
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
      EACH            9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
     PERSON          10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
      WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   HC, CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
------------------------------             -------------------------------------
CUSIP No. 69511V 10 8                      Page      20         of 137 Pages
                                                ---------------    ---
------------------------------             -------------------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Chan Kwok Keung, Charles - not applicable
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
          Not applicable.

--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      SOURCE OF FUNDS*

          AF
--------------------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

                   United Kingdom
--------------------------------------------------------------------------------
   NUMBER OF          7     SOLE VOTING POWER
                            -0-
    SHARES
                   -------------------------------------------------------------
  BENEFICIALLY        8     SHARED VOTING POWER
                            Disclaimed (see Item 11 below)
    OWNED BY
                   -------------------------------------------------------------
     EACH             9     SOLE DISPOSITIVE POWER
                            -0-
   REPORTING
                   -------------------------------------------------------------
    PERSON           10     SHARED DISPOSITIVE POWER
                            Disclaimed (see Item 11 below)
     WITH
--------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited.

--------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                     [ ]
--------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          10.97%

--------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

                   IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------------------------------------------------------

Note:
----

                  This Amendment No. 5 is being filed to reflect a change in the percentage ownership of the subject company by B2B Limited and China Strategic Holdings Limited, as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Dr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 4 to this Statement in January 2002.

The Amendment No. 5 is also being filed to provide other non-material updated information in items 1, 2, 3, 4 and 5.

Items 1, 2, 3, 4 and 5 have been amended accordingly.

Item 1. Security and Issuer.
        -------------------

     This statement relates to the common stock (the "Common Stock") of PacificNet Inc. (formerly known as PacificNet.com, Inc.) (the "Company"), a Delaware corporation, with its principal executive offices at 860 Blue Gentian Road, Suite 360, Eagan, MN55121, USA.


Item 2. Identity and Background.
        -----------------------

     This statement is filed by:

China Strategic Holdings Limited
--------------------------------

     China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in industrial and infrastructure investments, property investment and development and media businesses through its subsidiaries.

     CSH owns 100% of the issued shares of B2B Ltd. and, through such interest and its interest in China Pharmaceutical Industrial Limited, is the indirect beneficial owner of 2,425,423 shares of Common Stock (the "CSH Shares").

     During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

B2B Ltd.
-------

     B2B Ltd., a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 2,413,890 shares of Common Stock. B2B Ltd.'s principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     During the past five years, neither B2B Ltd. nor, to the best knowledge of B2B Ltd., any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited
----------------------------

     The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Calisan owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited
----------------------

     The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited
---------------------------------------

     The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited
----------------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited
-------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, property development and investment, manufacturing and trading of construction materials, hotel operations and catering as well as strategic investment in contracting businesses including contract mining, contract drilling, engineering, infrastructure services, power services, telecommunication services and rail services, installation and maintenance of elevators and escalators, and provision of specialized business and management solution. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited
------------------------

     The principal business of Hollyfield Group Limited, a Western Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hollyfield owns 42.59% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited
-------------------

     The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Well Orient owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited
----------------------------

     The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited
--------------------------------

     The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of

Hanny BVI are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited
----------------------

     The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited
------------------------

     The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Famex owns 27.73% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited
---------------------

     The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited
-------------------------------

     The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited
-----------------------

     The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited
-----------------------------

     The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Galaxyway owns 34.82% of the issued shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited
-------------------------------

     The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles
------------------------

     The business address of Dr. Chan Kwok Keung, Charles ("Dr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Dr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny and China Enterprises Limited, (ii) Chairman and Chief Executive Officer of CSH, (iii) an executive director of Ananda Wing On Travel (Holdings) Limited and (iv) a non-executive director of Downer EDI Limited. Dr. Chan is also a director of Paul Y. BVI and Famex and is the sole director of Galaxyway and Chinaview.

     Dr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B. However, Dr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Dr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, Dr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XIX hereto and are incorporated herein by reference.

Item 3.  Source and Amount of Funds or other Consideration.
         -------------------------------------------------

     The shares of Common Stock were acquired by B2B Ltd. on July 27, 2000 upon the completion of the exchange of all the ownership interests in PacificNet.com, LLC ("PacificNet") for shares of the Company's Common Stock, as more fully described in the Schedule 13D filed on August 7, 2000 (File No. 005-59081).

     This amendment is being made in part to reflect a passive change in the percentage ownership in the Company of CSH, B2B Ltd., Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview and Dr. Chan, as described in Item 4 below.

Item 4.  Purposes of Transaction.
         ------------------------

     None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 4 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 5:

     In April 2002, the Company issued 12,257,121 shares of common stock for the private placement.

     The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of B2B Ltd. and CSH in the Company decreased by 13.66% and 13.73% respectively. These changes also resulted in a percentage decrease of 13.73% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

     Except as described in this Item 4, none of B2B Ltd., CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Dr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

     (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

     (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

     (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

     (d) any change in the present board of directors or management of the Company;

     (e) any material change in the present capitalization or dividend policy of the Company;

     (f) any other material change in the Company's business or corporate structure;

     (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

     (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

     (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     (j) any action similar to any of those enumerated in (a)-(i) above.

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

(a)-(b) B2B Ltd. is the beneficial owner of 2,413,890 shares of Common Stock, representing 10.94% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

         CSH indirectly beneficially owns 2,425,423 shares of Common Stock, representing 10.97% of the class, due to: (1) its 100% ownership of B2B Ltd. and (2) its indirect partial ownership of China Pharmaceutical Industrial Limited, a subsidiary which beneficially owns 11,533 shares of Common Stock as of the date hereof. CSH is deemed to have shared power to vote and to dispose of 2,413,890 shares of Common Stock with B2B Ltd. It also is deemed to have shared power to vote and dispose of 11,533 shares of Common Stock with China Pharmaceutical Industrial Limited. The executive officers, directors and controlling persons of China Pharmaceutical Industrial Limited, and executive officers and directors of any person ultimately in control of China Pharmaceutical Industrial Limited, are as follows: Lien Kait Long and Ho Kin Cheong, Kelvin of 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong, and Ian James Burton of 2nd Floor, 45 Stirling Highway, Nedlands, WA 6009, Australia.

         Calisan, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

         Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

         Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

         Paul Y. BVI, through its ownership of 100% of the issued shares of Paul
         Y. Investments, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

         Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

         Hollyfield, through its ownership of 42.59% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

         Well Orient, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

         Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

         Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

         Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

         Famex, through its ownership of 27.73% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

         Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

         ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

         ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over the 2,425,423 shares of

         Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

         Galaxyway, through its ownership of 34.82% of the issued shares of ITC, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

         Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

         Dr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Dr. Chan expressly disclaims beneficial ownership of such shares.

         None of the persons named on Schedules I-XIX beneficially own shares of Common Stock.

(c)      Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.
         ---------------------------

     There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------

     The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES
----------

     After reasonable inquiry and to the best of my knowledge and belief, B2B Ltd. certifies that the information set forth in this statement is true, complete and correct.


                                       FOR AND ON BEHALF OF B2B LTD.


Dated: May 6, 2002                     By: /s/ Lien Kait Long
                                          -----------------------------
                                       Name: Lien Kait Long
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF CHINA STRATEGIC
                                       HOLDINGS LIMITED


Dated: May 6, 2002                     By: /s/ Lien Kait Long
                                          --------------------------------------
                                       Name: Lien Kait Long
                                       Title: Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF CALISAN
                                       DEVELOPMENTS LIMITED


Dated: May 6, 2002                     By: /s/ Chau Mei Wah, Rosanna
                                          ------------------------------
                                       Name: Chau Mei Wah, Rosanna
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF GREAT DECISION
                                       LIMITED


Dated: May 6, 2002                     By: /s/ Chau Mei Wah, Rosanna
                                          ------------------------------------
                                       Name: Chau Mei Wah, Rosanna
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF PAUL Y. - ITC
                                       INVESTMENTS GROUP LIMITED


Dated: May 6, 2002                     By: /s/ Chau Mei Wah, Rosanna
                                          -----------------------------------
                                       Name: Chau Mei Wah, Rosanna
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF PAUL Y. - ITC
                                         CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                              ---------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF PAUL Y. - ITC
                                         CONSTRUCTION HOLDINGS LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                             ----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF HOLLYFIELD
                                         GROUP LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                              ----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF WELL ORIENT
                                         LIMITED


Dated: May 6, 2002                       By:   /s/ Lui Siu Tsuen, Richard
                                             ----------------------------------
                                         Name:  Lui Siu Tsuen, Richard
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF POWERVOTE
                                         TECHNOLOGY LIMITED


Dated: May 6, 2002                       By:   /s/ Lui Siu Tsuen, Richard
                                             ----------------------------------
                                         Name:  Lui Siu Tsuen, Richard
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF HANNY
                                         MAGNETICS (B.V.I.) LIMITED


Dated: May 6, 2002                       By:   /s/ Lui Siu Tsuen, Richard
                                             -----------------------------------
                                         Name:  Lui Siu Tsuen, Richard
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF HANNY HOLDINGS
                                         LIMITED


Dated: May 6, 2002                       By:   /s/ Allan Yap
                                             -----------------------------------
                                         Name:  Allan Yap
                                         Title: Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF FAMEX
                                         INVESTMENT LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF MANKAR ASSETS
                                         LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF ITC
                                         INVESTMENT HOLDINGS LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF ITC CORPORATION
                                         LIMITED


Dated: May 6, 2002                       By:   /s/ Chau Mei Wah, Rosanna
                                             -----------------------------------
                                         Name:  Chau Mei Wah, Rosanna
                                         Title: Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF GALAXYWAY
                                         INVESTMENTS LIMITED


Dated: May 6, 2002                       By:   /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                         Name:  Chan Kwok Keung, Charles
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF CHINAVIEW
                                         INTERNATIONAL LIMITED


Dated: May 6, 2002                       By:   /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                         Name:  Chan Kwok Keung, Charles
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, I, Dr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: May 6, 2002                       By:   /s/ Chan Kwok Keung, Charles
                                             -----------------------------------
                                         Name: Dr. Chan Kwok Keung, Charles

                                   Schedule I

      Executive Officers and Directors of China Strategic Holdings Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.



                                                                                            Principal Business or
                                                                                            Present Principal Occupation
                                                                                            or Employment and, if
                                                                                            Applicable, the Name,
                                                                                            Principal Business Address
                                                                                            of Any Corporation or Other
                                                                                            Organization in Which Said
Name and Title                     Business Address                   Citizenship           Employment is Conducted.

Lien Kait Long                     c/o 8/F, Paul Y. Centre,           Singapore             Executive Director, China
                                   51 Hung To Road,                                            Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, China Energy Holdings
                                   Hong Kong                                                  Limited;
                                                                                            Director, B2B Ltd.;
                                                                                            Director, Australia Net.com
                                                                                              Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Favour Leader Limited;
                                                                                            Director, Kamthorn Limited;
                                                                                            Non-Executive Director, China
                                                                                              Development Corporation
                                                                                              Limited.


David Edwin Bussmann               c/o 8/F, Paul Y. Centre,           USA                   Independent Non- Executive
                                   51 Hung To Road,                                           Director, China Strategic
                                   Kwun Tong, Kowloon,                                        Holdings Limited.
                                   Hong Kong

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,          United                Chairman and Chief Executive
                                   51 Hung To Road,                   Kingdom                 Officer, China Strategic
                                   Kwun Tong,                                                 Holdings Limited;
                                   Kowloon,                                                 Non-Executive Director, Downer
                                   Hong Kong                                                  EDI Limited;
                                                                                            Chairman, China Enterprises
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman, Hanny Holdings
                                                                                              Limited;
                                                                                            Chairman, ITC Corporation
                                                                                              Limited;
                                                                                            Director, Galaxyway Investments
                                                                                              Limited;
                                                                                            Director, Chinaview
                                                                                              International Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited.


Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United                Alternate Director, China
                                   51 Hung To Road,                   Kingdom                 Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Calisan Developments
                                   Hong Kong                                                  Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Deputy Chairman, Paul Y. - ITC
                                                                                              Construction Holdings Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Chairman, Downer EDI Limited;
                                                                                            Director, New World CyberBase
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.


Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,          Australia             Executive Director, China
Rosanna                            51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, China Land
                                                                                              Group Limited;
                                                                                            Director, Calisan Developments
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings


                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Executive Director, Star East
                                                                                              Holdings Limited;
                                                                                            Director, Mankar Assets Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Richard, Siu Tsuen                 c/o 7/F, Paul Y. Centre,           Hong Kong             Alternate Director, China
Lui                                51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Deputy Managing Director, Hanny
                                   Kowloon,                                                   Holdings Limited;
                                   Hong Kong                                                Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Well Orient Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Non-Executive Director, China
                                                                                              Development Corporation
                                                                                              Limited.


Choy Hok Man,                      c/o 49/F, Bank of China Tower,     Canada                Independent Non-Executive
Constance                          1 Garden Road, Hong Kong                                   Director, China Strategic
                                                                                              Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director,  HiNet Holdings
                                                                                              Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Shougang Concord
                                                                                              Grand (Group) Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Shougang Concord
                                                                                              International Enterprises
                                                                                              Company Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Shougang Concord
                                                                                              Technology Holdings Limited;
                                                                                            Independent Non-Executive
                                                                                              Director, Earnest Investments
                                                                                              Holdings Limited.

Li Wa Kin                          c/o 8/F, Paul Y. Centre, 51        China                 Executive Director, China
                                   Hung To Road,                                              Strategic Holdings Limited.
                                   Kwun Tong, Kowloon, Hong Kong

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,          United Kingdom        Alternate Director, China
                                   51 Hung To Road,                                           Strategic Holdings Limited;
                                   Kwun Tong,                                               Chairman, China Land Group
                                   Kowloon,                                                   Limited;
                                   Hong Kong                                                Executive Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited.


Allan Yap                          c/o 7/F, Paul Y. Centre,           Canada                Vice Chairman, China Strategic
                                   51 Hung To Road,                                           Holdings Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterprises Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Powervote Technology
                                                                                              Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation.

                                   Schedule II

                  Executive Officers and Directors of B2B Ltd.
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            Principal Business or
                                                                                            Present Principal Occupation
                                                                                            or Employment and, if
                                                                                            Applicable, the Name,
                                                                                            Principal Business Address
                                                                                            of Any Corporation or Other
                                                                                            Organization in Which Said
Name and Title                     Business Address                   Citizenship           Employment is Conducted.

Lien Kait Long                     c/o 8/F, Paul Y. Centre, 51        Singapore             Director, B2B Ltd.;
                                   Hung To Road,                                            Director, China Energy Holdings
                                   Kwun Tong, Kowloon, Hong Kong                              Limited;
                                                                                            Director, China Pharmaceutical
                                                                                              Industrial Limited;
                                                                                            Director, Australia Net.com
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Favour Leader Limited;
                                                                                            Director, Kamthorn Limited;
                                                                                            Non-Executive Director, China
                                                                                              Development Corporation
                                                                                              Limited.

Ho Kin Cheong,                     c/o 8/F, Paul Y. Centre, 51        Hong Kong             Director, B2B Ltd.;
Kelvin                             Hung To Road,                                            Director, China Energy Holdings
                                   Kwun Tong, Kowloon, Hong Kong                              Limited;
                                                                                            Director, China Pharmaceutical


                                                                                              Industrial Limited;
                                                                                            Director, Katmon Limited;
                                                                                            Director, Carling International
                                                                                              Limited;
                                                                                            Director, Kamthorn Limited.

                                  Schedule III

        Executive Officers and Directors of Calisan Developments Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            Principal Business or
                                                                                            Present Principal Occupation
                                                                                            or Employment and, if
                                                                                            Applicable, the Name,
                                                                                            Principal Business Address
                                                                                            of Any Corporation or Other
                                                                                            Organization in Which Said
Name and Title                     Business Address                   Citizenship           Employment is Conducted.

Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,          Australia             Director, Calisan
Rosanna                            51 Hung To Road,                                           Developments Limited;
                                   Kwun Tong, Kowloon,                                      Director, Burcon NutraScience
                                   Hong Kong                                                  Corporation;
                                                                                            Executive Director, China
                                                                                              Land Group Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Executive Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, ITC
                                                                                              Corporation Limited;
                                                                                            Executive Director, Star East
                                                                                              Holdings Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;


                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Executive Director, China
                                                                                              Strategic Holdings Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,          United                Director, Calisan
                                   51 Hung To Road,                   Kingdom                 Developments Limited;
                                   Kwun Tong,                                               Vice Chairman, China Land
                                   Kowloon,                                                   Group Limited;
                                   Hong Kong                                                Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Managing Director, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, Paul Y. - ITC
                                                                                              Investments Group Limited.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,          United                Director, Calisan
                                   51 Hung To Road,                   Kingdom                 Developments Limited;
                                   Kwun Tong, Kowloon,                                      Alternate Director, China
                                   Hong Kong                                                  Strategic Holdings Limited;
                                                                                            Director, Great Decision
                                                                                              Limited;
                                                                                            Director, Paul Y. -  ITC
                                                                                              Investments Group Limited;
                                                                                            Director, Paul Y. - ITC


                                                                                              Construction Holdings
                                                                                              (B.V.I.) Limited;
                                                                                            Deputy Chairman, Paul Y. -
                                                                                              ITC Construction Holdings
                                                                                              Limited;
                                                                                            Director, Hollyfield Group
                                                                                              Limited;
                                                                                            Deputy Chairman, ITC
                                                                                              Corporation Limited;
                                                                                            Director, Famex Investment
                                                                                              Limited;
                                                                                            Director, Mankar Assets
                                                                                              Limited;
                                                                                            Chairman, Downer EDI Limited;
                                                                                            Director, ITC Investment
                                                                                              Holdings Limited;
                                                                                            Director, New World CyberBase
                                                                                              Limited.

                                   Schedule IV

           Executive Officers and Directors of Great Decision Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.



                                                                                              Principal Business or
                                                                                              Present Principal Occupation
                                                                                              or Employment and, if
                                                                                              Applicable, the Name,
                                                                                              Principal Business Address
                                                                                              of Any Corporation or Other
                                                                                              Organization in Which Said
Name and Title                     Business Address                      Citizenship          Employment is Conducted.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Great Decision
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Chairman, Downer EDI Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;


                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, New World CyberBase
                                                                                                Limited.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United               Director, Great Decision
                                   51 Hung To Road,                      Kingdom                Limited;
                                   Kwun Tong, Kowloon,                                        Vice Chairman, China Land
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,             Australia            Director, Great Decision
Rosanna                            51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, China
                                                                                                Land Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Paul Y. - ITC



                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

                                   Schedule V

   Executive Officers and Directors of Paul Y. - ITC Investments Group Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                              Principal Business or
                                                                                              Present Principal Occupation
                                                                                              or Employment and, if
                                                                                              Applicable, the Name,
                                                                                              Principal Business Address
                                                                                              of Any Corporation or Other
                                                                                              Organization in Which Said
Name and Title                     Business Address                      Citizenship          Employment is Conducted.

Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United               Director, Calisan
                                   51 Hung To Road,                      Kingdom                Developments Limited;
                                   Kwun Tong,                                                 Vice Chairman, China Land
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.


Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Chairman, Downer EDI Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, New World CyberBase
                                                                                                Limited.

Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
Rosanna                            51 Hung To Road,                                             Investments Group Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, China
                                                                                                Land Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC


                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

                                   Schedule VI

         Executive Officers and Directors of Paul Y. - ITC Construction
                           Holdings (B.V.I.) Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                              Principal Business or
                                                                                              Present Principal
                                                                                              Occupation or
                                                                                              Employment and, if
                                                                                              Applicable, the Name,
                                                                                              Principal Business
                                                                                              Address of Any
                                                                                              Corporation or Other
                                                                                              Organization in Which
                                                                                              Said Employment is
Name and Title                     Business Address                      Citizenship          Conducted.

Chan Kwok Keung, Charles           c/o 33/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Non-Executive Director,
                                   Hong Kong                                                    Downer EDI Limited;
                                                                                              Chairman, China Enterprises
                                                                                                Limited;
                                                                                              Chairman, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                Limited;
                                                                                              Executive Director, Ananda
                                                                                                Wing On Travel (Holdings)
                                                                                                Limited;
                                                                                              Chairman, Hanny Holdings
                                                                                                Limited;
                                                                                              Chairman, ITC Corporation
                                                                                                Limited;
                                                                                              Director, Galaxyway
                                                                                                Investments Limited;
                                                                                              Director, Chinaview
                                                                                                International Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Chairman and Chief Executive
                                                                                                Officer, China Strategic


                                                                                                Holdings Limited.
Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong, Kowloon,                                          (B.V.I.) Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Chairman, Downer EDI Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, New World CyberBase
                                                                                                Limited.


Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Vice Chairman, China Land
                                   Hong Kong                                                    Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna              c/o 31/F, Paul Y. Centre,             Australia            Director, Paul Y. - ITC
                                   51 Hung To Road,                                             Construction Holdings
                                   Kwun Tong,                                                   (B.V.I.) Limited;
                                   Kowloon,                                                   Director, Burcon NutraScience
                                   Hong Kong                                                    Corporation;
                                                                                              Executive Director, China
                                                                                                Land Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;


                                                                                              Director, Hollyfield Group
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

                                  Schedule VII

 Executive Officers and Directors of Paul Y. - ITC Construction Holdings Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.



                                                                                             Principal Business or
                                                                                             Present Principal
                                                                                             Occupation or
                                                                                             Employment and, if
                                                                                             Applicable, the Name,
                                                                                             Principal Business
                                                                                             Address of Any
                                                                                             Corporation or Other
                                                                                             Organization in Which
                                                                                             Said Employment is
Name and Title                      Business Address                    Citizenship          Conducted.

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,           United Kingdom       Chairman, Paul Y. - ITC
                                    51 Hung To Road,                                           Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Non-Executive Director, Downer
                                    Hong Kong                                                  EDI Limited;
                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Executive Director, Ananda
                                                                                               Wing On Travel (Holdings)
                                                                                               Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway
                                                                                               Investments Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, China Strategic


                                                                                             Holdings Limited.

Lau Ko Yuen, Tom                    c/o 31/F, Paul Y. Centre,           United Kingdom       Deputy Chairman, Paul Y. - ITC
                                    51 Hung To Road,                                           Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Director, Calisan Developments
                                    Hong Kong                                                  Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Deputy Chairman, ITC
                                                                                               Corporation Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Chairman, Downer EDI Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Director, New World CyberBase
                                                                                               Limited.

Chan Fut Yan                        c/o 31/F, Paul Y. Centre,           United Kingdom       Managing Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Vice Chairman, China Land
                                    Hong Kong                                                  Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;


                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited.

Chau Mei Wah, Rosanna               c/o 31/F, Paul Y. Centre,           Australia            Executive Director, Paul Y. -
                                    51 Hung To Road,                                           ITC Construction Holdings
                                    Kwun Tong,                                                 Limited;
                                    Kowloon,                                                 Director, Burcon NutraScience
                                    Hong Kong                                                  Corporation;
                                                                                             Executive Director, China Land
                                                                                               Group Limited;
                                                                                             Director, Calisan Developments
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Investments Group Limited;
                                                                                             Director, Great Decision
                                                                                               Limited;
                                                                                             Director, Hollyfield Group
                                                                                               Limited;
                                                                                             Managing Director, ITC
                                                                                               Corporation Limited;
                                                                                             Executive Director, Star East
                                                                                               Holdings Limited;
                                                                                             Director, Mankar Assets
                                                                                               Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Executive Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, ITC Investment
                                                                                               Holdings Limited.

Cheung Ting Kau, Vincent            c/o 15/F, Alexandra House,          United Kingdom       Independent Non-Executive
                                    16-20 Chater Road,                                         Director, Paul Y. - ITC
                                    Central, Hong Kong                                         Construction Holdings


                                                                                               Limited;
                                                                                             Executive Director, Global
                                                                                               Food Culture Group Limited;
                                                                                             Non-Executive Director, Gold
                                                                                               Peak Industries (Holdings)
                                                                                               Limited;
                                                                                             Non-Executive Director,
                                                                                               Techtronic Industries
                                                                                               Company Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Datatronic
                                                                                               Holdings Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Datronix Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Sing Pao Media
                                                                                               Group Limited.

Kwok Shiu Keung, Ernest             c/o 21-22/F, Bank of China          Australia            Independent Non- Executive
                                    Tower,                                                     Director, Paul Y. - ITC
                                    1 Garden Road,                                             Construction Holdings
                                    Hong Kong                                                  Limited.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Asean Resources
                                                                                               Holdings Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, hkcyber.com
                                                                                               (Holdings) Limited;
                                                                                             Director, Billybala Holdings
                                                                                               Limited;


                                                                                             Executive Vice Chairman, China
                                                                                               Land Group Limited.

                                  Schedule VIII

          Executive Officers and Directors of Hollyfield Group Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                              Principal Business or
                                                                                              Present Principal
                                                                                              Occupation or
                                                                                              Employment and, if
                                                                                              Applicable, the Name,
                                                                                              Principal Business
                                                                                              Address of Any
                                                                                              Corporation or Other
                                                                                              Organization in
                                                                                              Which Said
                                                                                              Employment is
Name and Title                     Business Address                      Citizenship          Conducted.

Lau Ko Yuen, Tom                   c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong, Kowloon,                                        Director, Calisan
                                   Hong Kong                                                    Developments Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Deputy Chairman, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Deputy Chairman, ITC
                                                                                                Corporation;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Chairman, Downer EDI Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, New World


                                                                                              CyberBase
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.


Chan Fut Yan                       c/o 31/F, Paul Y. Centre,             United Kingdom       Director, Hollyfield Group
                                   51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Vice Chairman, China Land
                                   Kowloon,                                                     Group Limited;
                                   Hong Kong                                                  Director, Calisan
                                                                                                Developments Limited;
                                                                                              Managing Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings
                                                                                                (B.V.I.) Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited.

Chau Mei Wah,                      c/o 31/F, Paul Y. Centre,             Australia            Director, Hollyfield Group
Rosanna                            51 Hung To Road,                                             Limited;
                                   Kwun Tong,                                                 Director, Burcon NutraScience
                                   Kowloon,                                                     Corporation;
                                   Hong Kong                                                  Executive Director, China
                                                                                                Land Group Limited;
                                                                                              Director, Calisan
                                                                                                Developments Limited;
                                                                                              Executive Director, Paul Y. -
                                                                                                ITC Construction Holdings
                                                                                                Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Construction Holdings


                                                                                                (B.V.I.) Limited;
                                                                                              Director, Paul Y. - ITC
                                                                                                Investments Group Limited;
                                                                                              Director, Great Decision
                                                                                                Limited;
                                                                                              Managing Director, ITC
                                                                                                Corporation Limited;
                                                                                              Executive Director, Star East
                                                                                                Holdings Limited;
                                                                                              Director, Mankar Assets
                                                                                                Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited;
                                                                                              Director, ITC Investment
                                                                                                Holdings Limited;
                                                                                              Executive Director, China
                                                                                                Strategic Holdings Limited.

                                   Schedule IX

             Executive Officers and Directors of Well Orient Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                            Principal Business or
                                                                                            Present Principal
                                                                                            Occupation or
                                                                                            Employment and, if
                                                                                            Applicable, the Name,
                                                                                            Principal Business
                                                                                            Address of Any
                                                                                            Corporation or Other
                                                                                            Organization in Which
                                                                                            Said Employment is
Name and Title                     Business Address                  Citizenship            Conducted.

Allan Yap                          c/o 7/F, Paul Y. Centre,           Canada                Director, Well Orient Limited;
                                   51 Hung To Road,                                         Vice Chairman, China
                                   Kwun Tong,                                                 Enterprises Limited;
                                   Kowloon,                                                 Director, Powervote Technology
                                   Hong Kong                                                  Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Vice Chairman, China Strategic
                                                                                              Holdings Limited.


Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Director, Well Orient Limited;
                                   51 Hung To Road,                                         Director, Powervote Technology
                                   Kwun Tong,                                                 Limited;
                                   Kowloon,                                                 Director, Hanny Magnetics
                                   Hong Kong                                                  (B.V.I.) Limited;
                                                                                            Deputy Managing Director,
                                                                                              Hanny Holdings Limited;
                                                                                            Non-Executive Director, China
                                                                                              Development Corporation
                                                                                              Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited.

                                   Schedule X

        Executive Officers and Directors of Powervote Technology Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                            Principal Business or
                                                                                            Present Principal
                                                                                            Occupation or
                                                                                            Employment and, if
                                                                                            Applicable, the Name,
                                                                                            Principal Business
                                                                                            Address of Any
                                                                                            Corporation or Other
                                                                                            Organization in Which
                                                                                            Said Employment is
Name and Title                     Business Address                   Citizenship           Conducted.

Allan Yap                          c/o 7/F, Paul Y. Centre,           Canada                Director, Powervote Technology
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Vice Chairman, China
                                   Kowloon,                                                   Enterpirses Limited;
                                   Hong Kong                                                Director, Well Orient Limited;
                                                                                            Director, Hanny Magnetics
                                                                                              (B.V.I.) Limited;
                                                                                            Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Executive Director, ITC
                                                                                              Corporation Limited;
                                                                                            Chairman and Chief Executive
                                                                                              Officer, Burcon NutraScience
                                                                                              Corporation;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Vice Chairman, China Strategic
                                                                                              Holdings Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,           Hong Kong             Director, Powervote Technology
                                   51 Hung To Road,                                           Limited;
                                   Kwun Tong,                                               Director, Well Orient


                                                                                               Limited;
                                   Kowloon,                                                 Director, Hanny Magnetics
                                   Hong Kong                                                  (B.V.I.) Limited;
                                                                                            Deputy Managing Director, Hanny
                                                                                              Holdings Limited;
                                                                                            Non-Executive Director, China
                                                                                              Development Corporation
                                                                                              Limited;
                                                                                            Executive Director, Ananda Wing
                                                                                              On Travel (Holdings) Limited;
                                                                                            Alternate Director, China
                                                                                              Strategic Holdings Limited.

                                   Schedule XI

      Executive Officers and Directors of Hanny Magnetics (B.V.I.) Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.



                                                                                              Principal Business or
                                                                                              Present Principal
                                                                                              Occupation or
                                                                                              Employment and, if
                                                                                              Applicable, the Name,
                                                                                              Principal Business
                                                                                              Address of Any
                                                                                              Corporation or Other
                                                                                              Organization in Which
                                                                                              Said Employment is
Name and Title                     Business Address                      Citizenship          Conducted.

Allan Yap                          c/o 7/F, Paul Y. Centre,              Canada               Director, Well Orient Limited;
                                   51 Hung To Road,                                           Vice Chairman, China
                                   Kwun Tong,                                                   Enterprises Limited;
                                   Kowloon,                                                   Director, Powervote
                                   Hong Kong                                                    Technology Limited;
                                                                                              Director, Hanny Magnetics
                                                                                                (B.V.I.) Limited;
                                                                                              Managing Director, Hanny
                                                                                                Holdings Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Chairman and Chief Executive
                                                                                                Officer, Burcon
                                                                                                NutraScience Corporation;
                                                                                              Executive Director, Ananda
                                                                                                Wing On Travel (Holdings)
                                                                                                Limited;
                                                                                              Vice Chairman, China
                                                                                                Strategic Holdings Limited.

Chan Kwok Hung                     c/o 27/F, Paul Y. Centre,             United Kingdom       Director, Hanny


                                   51 Hung To Road,                                             Magnetics (B.V.I.)
                                   Kwun Tong,                                                   Limited;
                                   Kowloon,                                                   Chairman, China Land
                                   Hong Kong                                                    Group Limited;
                                                                                              Executive Director,
                                                                                                Hanny Holdings
                                                                                                Limited;
                                                                                              Executive Director, ITC
                                                                                                Corporation Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited;
                                                                                              Director, Famex Investment
                                                                                                Limited.

Richard, Siu Tsuen Lui             c/o 7/F, Paul Y. Centre,              Hong Kong            Director, Hanny Magnetics
                                   51 Hung To Road,                                             (B.V.I.) Limited;
                                   Kwun Tong,                                                 Director, Powervote
                                   Kowloon,                                                     Technology Limited;
                                   Hong Kong                                                  Director, Well Orient Limited;
                                                                                              Deputy Managing Director,
                                                                                                Hanny Holdings Limited;
                                                                                              Non-Executive Director, China
                                                                                                Development Corporation
                                                                                                Limited;
                                                                                              Executive Director, Ananda
                                                                                                Wing On Travel (Holdings)
                                                                                                Limited;
                                                                                              Alternate Director, China
                                                                                                Strategic Holdings Limited.

                                  Schedule XII

           Executive Officers and Directors of Hanny Holdings Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                             Principal Business or
                                                                                             Present Principal
                                                                                             Occupation or
                                                                                             Employment and, if
                                                                                             Applicable, the Name,
                                                                                             Principal Business
                                                                                             Address of Any
                                                                                             Corporation or Other
                                                                                             Organization in Which
                                                                                             Said Employment is
Name and Title                      Business Address                    Citizenship          Conducted.

Richard, Siu Tsuen Lui              c/o 7/F, Paul Y. Centre,            Hong Kong            Deputy Managing Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Director, Hanny Magnetics
                                    Kowloon,                                                   (B.V.I.) Limited;
                                    Hong Kong                                                Director, Powervote Technology
                                                                                               Limited;
                                                                                             Director, Well Orient Limited;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Non-Executive Director, China
                                                                                               Development Corporation
                                                                                               Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited.

Chan Kwok Keung, Charles            c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda Wing
                                    51 Hung To Road,                                           On Travel (Holdings) Limited;
                                    Kwun Tong,                                               Non-Executive Director, Downer
                                    Kowloon,                                                   EDI Limited;
                                    Hong Kong                                                Chairman, Paul Y. - ITC
                                                                                               Construction Holdings Limited;


                                                                                             Chairman, China Enterprises
                                                                                               Limited;
                                                                                             Director, Paul Y. - ITC
                                                                                               Construction Holdings
                                                                                               (B.V.I.) Limited;
                                                                                             Chairman, Hanny Holdings
                                                                                               Limited;
                                                                                             Chairman, ITC Corporation
                                                                                               Limited;
                                                                                             Director, Galaxyway Investments
                                                                                               Limited;
                                                                                             Director, Chinaview
                                                                                               International Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, China Strategic
                                                                                               Holdings Limited.

Allan Yap                           c/o 7/F, Paul Y. Centre,            Canada               Director, Well Orient Limited;
                                    51 Hung To Road,                                         Vice Chairman, China
                                    Kwun Tong,                                                 Enterprises Limited;
                                    Kowloon,                                                 Director, Powervote Technology
                                    Hong Kong                                                  Limited;
                                                                                             Director, Hanny Magnetics
                                                                                               (B.V.I.) Limited;
                                                                                             Managing Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Chairman and Chief Executive
                                                                                               Officer, Burcon NutraScience
                                                                                               Corporation;
                                                                                             Executive Director, Ananda Wing
                                                                                               On Travel (Holdings) Limited;
                                                                                             Vice Chairman, China Strategic
                                                                                               Holdings Limited.

Chan Kwok Hung                      c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                                    51 Hung To Road,                                           (B.V.I.) Limited;
                                    Kwun Tong,                                               Chairman, China Land
                                    Kowloon,


                                                                                               Group Limited;
                                    Hong Kong                                                Executive Director, Hanny
                                                                                               Holdings Limited;
                                                                                             Executive Director, ITC
                                                                                               Corporation Limited;
                                                                                             Alternate Director, China
                                                                                               Strategic Holdings Limited;
                                                                                             Director, Famex Investment
                                                                                               Limited.

Cheung Kwok Wah, Ken                c/o 7/F,                            United Kingdom       Executive Director, Hanny
                                    Paul Y. Centre,                                            Holdings Limited;
                                    51 Hung To Road,                                         Executive Director, ITC
                                    Kwun Tong, Kowloon,                                        Corporation Limited;
                                    Hong Kong                                                Executive Director, M Channel
                                                                                               Corporation Limited;
                                                                                             Vice Chairman, Sing Pao Media
                                                                                               Group Limited.

Yuen Tin Fan, Francis               c/o 42/F, Hong Kong PCCW Tower,     United Kingdom       Independent Non-Executive
                                    Taikoo Place, Quarry Bay,                                  Director, Hanny Holdings
                                    Hong Kong                                                  Limited.

Fok Kin Ning, Canning               c/o 22/F, Hutchison House, 10       Australia            Non-Executive Director, Hanny
                                    Harcourt Road,                                             Holdings Limited;
                                    Hong Kong                                                Group Managing Director,
                                                                                               Hutchison Whampoa Limited;
                                                                                             Deputy Chairman, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Deputy Chairman, Hongkong
                                                                                               Electric Holdings Limited;
                                                                                             Non-Executive Director, Downer
                                                                                               EDI Limited;
                                                                                             Non-Executive Director, Ananda
                                                                                               Wing On Travel (Holdings)
                                                                                               Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               (Holdings) Limited.


Ip Tak Chuen, Edmond                c/o 8/F, Cheung Kong Centre, 2      United Kingdom       Non-Executive Director, Hanny
                                    Queen's Road Central, Hong Kong                            Holdings Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               (Holdings) Limited;
                                                                                             Executive Director, Cheung Kong
                                                                                               Infrastructure Holdings
                                                                                               Limited;
                                                                                             Non-Executive Director, tom.com
                                                                                               limited.

Cheung Hon Kit                      c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Executive Director, ITC
                                    Kowloon,                                                   Corporation Limited;
                                    Hong Kong                                                Executive Director, Paul Y. -
                                                                                               ITC Construction Holdings
                                                                                               Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Asean Resources
                                                                                               Holdings Limited;
                                                                                             Independent Non-Executive
                                                                                               Director, Panva Gas Holdings
                                                                                               Limited;
                                                                                             Director, hkcyber.com
                                                                                               (Holdings) Limited;
                                                                                             Director, Billybala Holdings
                                                                                               Limited;
                                                                                             Executive Vice Chairman, China
                                                                                               Land Group Limited.

Ma Si Hang, Frederick               c/o 42/F, PCCW Tower,               Canada               Independent Non- Executive
                                    Taikoo Place,                                              Director, Hanny Holdings
                                    Quarry Bay,                                                Limited;
                                    Hong Kong                                                Executive Director and member
                                                                                               of Executive Committee of
                                                                                               Pacific Century CyberWorks
                                                                                               Limited.

Tsang Link Carl,                    c/o 20/F, Gloucester              Hong Kong                Independent Non-


Brian                               Tower, The Landmark                                        Executive
                                    Landmark, Central,                                       Director, Hanny Holdings
                                    Hong Kong                                                  Limited;
                                                                                             Partner, Iu, Lai & Li,
                                                                                               Solicitors and Notaries.

Dorothy Law                         c/o 7/F, Paul Y. Centre,            Canada               Corporate Counsel, Hanny
                                    51 Hung To Road,                                           Holdings Limited;
                                    Kwun Tong,                                               Director, China Enterprises
                                    Kowloon,                                                   Limited;
                                    Hong Kong                                                Director and Vice President,
                                                                                               Legal and Corporate
                                                                                               Secretary, Burcon
                                                                                               NutraScience Corporation.

                                  Schedule XIII

          Executive Officers and Directors of Famex Investment Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or OtherOrganization
                                                                                     in Which Said Employment
Name and Title              Business Address                    Citizenship          is Conducted.

Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda
                            51 Hung To Road,                                           Wing On Travel (Holdings)
                            Kwun Tong,                                                 Limited;
                            Kowloon,                                                 Non-Executive Director, Downer
                            Hong Kong                                                  EDI Limited;
                                                                                     Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Chairman, China Enterprises
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                     Chairman, ITC Corporation
                                                                                       Limited;
                                                                                     Director, Galaxyway
                                                                                       Investments Limited;
                                                                                     Director, Chinaview
                                                                                       International Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, China Strategic
                                                                                       Holdings Limited.


Chan Fut Yan                c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Vice Chairman, China Land
                            Kowloon,                                                   Group Limited;
                            Hong Kong                                                Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Calisan Developments
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Deputy Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Deputy Chairman, ITC
                                                                                       Corporation;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Chairman, Downer EDI


                                                                                       Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;
                                                                                     Director, New World CyberBase
                                                                                       Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,           Australia            Director, Famex Investment
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Burcon NutraScience
                            Kowloon,                                                   Corporation;
                            Hong Kong                                                Executive Director, China Land
                                                                                       Group Limited;
                                                                                     Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, ITC
                                                                                       Corporation Limited;
                                                                                     Executive Director, Star East
                                                                                       Holdings Limited;
                                                                                     Director, Hollyfield Group
                                                                                       Limited;
                                                                                     Executive Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                     Executive Director, China
                                                                                       Strategic Holdings Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                            51 Hung To Road,                                           (B.V.I.) Limited;
                            Kwun Tong,                                               Chairman, China Land Group
                            Kowloon,                                                   Limited;
                            Hong Kong


                                                                                     Executive Director, Hanny
                                                                                       Holdings Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited.


                                  Schedule XIV

            Executive Officers and Directors of Mankar Assets Limited
                                as of May 6, 2002


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or OtherOrganization
                                                                                     in Which Said Employment
Name and Title              Business Address                    Citizenship          is Conducted.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Calisan Developments
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Deputy Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Deputy Chairman, ITC
                                                                                       Corporation;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Chairman, Downer EDI Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;


                                                                                     Director, New World CyberBase
                                                                                       Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Burcon NutraScience
                            Kowloon,                                                   Corporation;
                            Hong Kong                                                Executive Director, China Land
                                                                                       Group Limited;
                                                                                     Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Hollyfield Group
                                                                                       Limited;
                                                                                     Executive Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Executive Director, Star East
                                                                                       Holdings Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                     Executive Director, China
                                                                                       Strategic Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Mankar Assets
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Hollyfield Group
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Vice Chairman, China Land
                                                                                       Group Limited;
                                                                                     Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul

                                                                                       Y. - ITC Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.


                                   Schedule XV

           Executive Officers and Directors of ITC Corporation Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or OtherOrganization
                                                                                     in Which Said Employment
Name and Title              Business Address                    Citizenship          is Conducted.

Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda
                            51 Hung To Road,                                           Wing On Travel (Holdings)
                            Kwun Tong,                                                 Limited;
                            Kowloon,                                                 Non-Executive Director, Downer
                            Hong Kong                                                  EDI Limited;
                                                                                     Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Chairman, China Enterprises
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                     Chairman, ITC Corporation
                                                                                       Limited;
                                                                                     Director, Galaxyway
                                                                                       Investments Limited;
                                                                                     Director, Chinaview
                                                                                       International Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, China Strategic


                                                                                       Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Calisan Developments
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Deputy Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Deputy Chairman, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Chairman, Downer EDI Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;
                                                                                     Director, New World CyberBase
                                                                                       Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Vice Chairman, China Land
                            Kowloon,                                                   Group Limited;
                            Hong Kong                                                Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;


                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,           Australia            Managing Director, ITC
                            51 Hung To Road,                                           Corporation Limited;
                            Kwun Tong,                                               Director, Burcon NutraScience
                            Kowloon,                                                   Corporation;
                            Hong Kong                                                Executive Director, China Land
                                                                                       Group Limited;
                                                                                     Director, Calisan Developments
                                                                                       Limited;
                                                                                     Director, Hollyfield Group
                                                                                       Limited;
                                                                                     Executive Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Executive Director, Star East
                                                                                       Holdings Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                     Executive Director, China
                                                                                       Strategic Holdings Limited.

Cheung Kwok Wah, Ken        c/o 7/F, Paul Y. Centre,            United Kingdom       Executive Director, ITC
                            51 Hung To Road,                                           Corporation Limited;
                            Kwun Tong, Kowloon,                                      Executive Director, Hanny
                            Hong Kong                                                  Holdings


                                                                                       Limited;
                                                                                     Executive Director, M Channel
                                                                                       Corporation Limited;
                                                                                     Vice Chairman, Sing Pao Media
                                                                                       Group Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,           United Kingdom       Director, Hanny Magnetics
                            51 Hung To Road,                                           (B.V.I.) Limited;
                            Kwun Tong,                                               Chairman, China Land Group
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Executive Director, Hanny
                                                                                       Holdings Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited.

Allan Yap                   c/o 7/F, Paul Y. Centre,            Canada               Director, Well Orient Limited;
                            51 Hung To Road,                                         Vice Chairman, China
                            Kwun Tong,                                                 Enterprises Limited;
                            Kowloon,                                                 Director, Powervote Technology
                            Hong Kong                                                  Limited;
                                                                                     Director, Hanny Magnetics
                                                                                       (B.V.I.) Limited;
                                                                                     Managing Director, Hanny
                                                                                       Holdings Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, Burcon NutraScience
                                                                                       Corporation;
                                                                                     Executive Director, Ananda
                                                                                       Wing On Travel (Holdings)
                                                                                       Limited;
                                                                                     Vice Chairman, China Strategic
                                                                                       Holdings Limited.


Wong Kun To                 c/o 29/F, Paul Y. Centre,           Canada               Executive Director, ITC
                            51 Hung To Road,                                           Corporation Limited;
                            Kwun Tong,                                               Managing Director, Star East
                            Kowloon,                                                   Holdings Limited;
                            Hong Kong                                                Executive Director, M Channel
                                                                                       Corporation Limited;
                                                                                     Executive Director, Sing Pao
                                                                                       Media Group Limited.

Dominic Lai                 c/o 9/F and 15/F,                   China                Independent Non-Executive
                            The Bank of East Asia Building,                            Director, ITC Corporation
                            10 Des Voeux Road, Central,                                Limited;
                            Hong Kong                                                Senior Partner, Iu, Lai & Li,
                                                                                       Solicitors and Notaries.

Cheung Hon Kit              c/o 27/F, Paul Y. Centre,           Hong Kong            Non-Executive Director, Hanny
                            51 Hung To Road,                                           Holdings Limited;
                            Kwun Tong,                                               Executive Director, ITC
                            Kowloon,                                                   Corporation Limited;
                            Hong Kong                                                Executive Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Independent Non-Executive
                                                                                       Director, Asean Resources
                                                                                       Holdings Limited;
                                                                                     Independent Non-Executive
                                                                                       Director, Panva Gas Holdings
                                                                                       Limited;
                                                                                     Director, hkcyber.com
                                                                                       (Holdings) Limited;
                                                                                     Director, Billybala Holdings
                                                                                       Limited;
                                                                                     Executive Vice Chairman, China
                                                                                       Land Group Limited.

Chuck, Winston Calptor      c/o 10/F, Hong Kong Trade           British              Independent Non-Executive
                            Centre,                                                    director, ITC Corporation
                            161 Des Voeux Road Central,                                Limited.
                            Hong Kong


                                  Schedule XVI

        Executive Officers and Directors of Galaxyway Investments Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or OtherOrganization
                                                                                     in Which Said Employment
                                                                                     is Conducted.


Name and Title              Business Address                    Citizenship
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda
                            51 Hung To Road,                                           Wing On Travel (Holdings)
                            Kwun Tong,                                                 Limited;
                            Kowloon,                                                 Non-Executive Director, Downer
                            Hong Kong                                                  EDI Limited;
                                                                                     Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Chairman, China Enterprises
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                     Chairman, ITC Corporation
                                                                                       Limited;
                                                                                     Director, Galaxyway
                                                                                       Investments Limited;
                                                                                     Director, Chinaview
                                                                                       International Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, China Strategic


                                                                                       Holdings Limited.


                                  Schedule XVII

       Executive Officers and Directors of Chinaview International Limited
                                as of May 6, 2002

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.


                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or Other Organization
                                                                                     in Which Said
                                                                                     Employment is
Name and Title              Business Address                    Citizenship          Conducted.

Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,           United Kingdom       Executive Director, Ananda
                            51 Hung To Road,                                           Wing On Travel (Holdings)
                            Kwun Tong,                                                 Limited;
                            Kowloon,                                                 Non-Executive Director, Downer
                            Hong Kong                                                  EDI Limited;
                                                                                     Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Chairman, China Enterprises
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Chairman, Hanny Holdings
                                                                                       Limited;
                                                                                     Chairman, ITC Corporation
                                                                                       Limited;
                                                                                     Director, Galaxyway
                                                                                       Investments Limited;
                                                                                     Director, Chinaview
                                                                                       International Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Chairman and Chief Executive
                                                                                       Officer, China Strategic


                                                                                       Holdings Limited.


                                 Schedule XVIII

       Executive Officers and Directors of ITC Investment Holdings Limited
                                as of May 6, 2002


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 5 or in Schedule XIX for all other corporations or other organizations.

                                                                                     Principal Business or
                                                                                     Present Principal
                                                                                     Occupation or
                                                                                     Employment and, if
                                                                                     Applicable,
                                                                                     the Name, Principal
                                                                                     Business Address
                                                                                     of Any Corporation
                                                                                     or OtherOrganization
                                                                                     in Which Said Employment
                                                                                     is Conducted.


Name and Title              Business Address                    Citizenship
Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Calisan Developments
                            Kowloon,                                                   Limited;
                            Hong Kong                                                Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Deputy Chairman, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       Limited;
                                                                                     Deputy Chairman, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Chairman, Downer EDI Limited;
                                                                                     Alternate Director, China
                                                                                       Strategic Holdings Limited;
                                                                                     Director, New World CyberBase
                                                                                       Limited;


                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,           Australia            Director, Mankar Assets
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Director, Burcon NutraScience
                            Kowloon,                                                   Corporation;
                            Hong Kong                                                Executive Director, China Land
                                                                                       Group Limited;
                                                                                     Director, Calisan Developments
                                                                                       Limited;
                                                                                     Managing Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Hollyfield Group
                                                                                       Limited;
                                                                                     Executive Director, Paul Y. -
                                                                                       ITC Construction Holdings
                                                                                       Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Executive Director, Star East
                                                                                       Holdings Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited;
                                                                                     Executive Director, China
                                                                                       Strategic Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,           United Kingdom       Director, Hollyfield Group
                            51 Hung To Road,                                           Limited;
                            Kwun Tong,                                               Vice Chairman, China Land
                            Kowloon,                                                   Group Limited;
                            Hong Kong                                                Director, Calisan
                                                                                       Developments Limited;
                                                                                     Managing Director, Paul Y.
                                                                                       - ITC Construction
                                                                                       Holdings Limited;


                                                                                     Director, Paul Y. - ITC
                                                                                       Construction Holdings
                                                                                       (B.V.I.) Limited;
                                                                                     Director, Great Decision
                                                                                       Limited;
                                                                                     Director, Famex Investment
                                                                                       Limited;
                                                                                     Director, Mankar Assets
                                                                                       Limited;
                                                                                     Executive Director, ITC
                                                                                       Corporation Limited;
                                                                                     Director, Paul Y. - ITC
                                                                                       Investments Group Limited;
                                                                                     Director, ITC Investment
                                                                                       Holdings Limited.


                                  Schedule XIX

              Principal Business Addresses and Principal Businesses


--------------------------------------------------------------------------------------------------------------------
Name                           Principal Business Address                Principal Business
----                           --------------------------                ------------------
--------------------------------------------------------------------------------------------------------------------
1.       Ananda Wing On        17/F, Ananda Tower,                       Provision of package tours, travel,
Travel (Holdings) Limited      57-59 Connaught Road Central,             transportation and other related services.
                               Hong Kong

--------------------------------------------------------------------------------------------------------------------
2.       Asean Resources       39/F, New World Tower 1,                  Property development and investment,
Holdings Limited               18 Queen's Road, Central,                 construction, and hotels.
                               Hong Kong

--------------------------------------------------------------------------------------------------------------------
3.       Australia Net.com     8/F, Paul Y. Centre, 51 Hung To Road,     Investment holding.
Limited                        Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
4.       Billybala Holdings    19/F, Asia Standard Tower,                Provision of arcade game on demand
Limited                        59-65 Queen's Road Central,               services via the internet in the Greater
                               Hong Kong                                 China Region.

--------------------------------------------------------------------------------------------------------------------
5.       Burcon NutraScience   1946 West Broadway, Vancouver, British    Development of commercial canola
Corporation                    Columbia, V6J 1Z2, Canada                 protein.  Burcon's proprietary extraction
                                                                         process uses canola meal to yield a high
                                                                         quality, cost-effective plant-based protein.

--------------------------------------------------------------------------------------------------------------------
6.       Carling               8/F, Paul Y. Centre, 51 Hung To Road,     Investment holding.
International Limited          Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
7.       Cheung Kong           7th Floor, Cheung Kong Center             Investment holding and project
(Holdings) Limited             2 Queen's Road Central                    management, real estate property
                               Hong Kong                                 development and investment, real
                                                                         estate agency and management,
                                                                         securities trading, container
                                                                         terminals, retain and manufacturing,
                                                                         telecommunications, infrastructure
                                                                         projects and hotels.

--------------------------------------------------------------------------------------------------------------------
8.       Cheung Kong           12th Floor, Cheung Kong Center            Infrastructure development, investment
Infrastructure Holdings        2 Queen's Road Central                    and management, mainly on power plants,
Limited                        Hong Kong                                 toll roads and toll bridges in China, as
                                                                         well as its infrastructure materials
                                                                         business in cement, concrete, asphalt
                                                                         and aggregates in Hong Kong, China and
                                                                         throughout Asia.

--------------------------------------------------------------------------------------------------------------------
9.       China Land Group      27/F, Paul Y. Centre, 51 Hung To Road,    Investment holding with property
Limited                        Kwun Tong, Kowloon, Hong Kong             interests in trading and development,
                                                                         hotel operation and toll-road development.

--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
10.      China Development     Unit 2301-2, 23/F SUP Tower, 75-83        Investment holding and the provision of
Corporation Limited            King's Road, North Point, Hong Kong       management, financial and technical
                                                                         services to affiliated companies.

--------------------------------------------------------------------------------------------------------------------
11.      China Energy          8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Holdings Limited               Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
12.      China Pharmaceutical  8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Industrial Limited             Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
13.      China Enterprises     8/F Paul Y. Centre, 51 Hung To Road,      Manufactures and sells tires and other
Limited                        Kwun Tong, Kowloon, Hong Kong             rubber products in both China and other
                                                                         countries.

--------------------------------------------------------------------------------------------------------------------
14.      Datatronic Holdings   15/F North Point Industrial Building,     Design, manufacture and sale of magnetics
Limited                        499 King's Road, North Point, Hong Kong   commonly used in consumer electronics,
                                                                         telecommunication equipment, data processing
                                                                         appliances and other electronics systems
                                                                         for coupling, isolation, filtering,
                                                                         interfacing and timing control applications.

--------------------------------------------------------------------------------------------------------------------
15.      Datronix Holdings     15/F, North Point Industrial Building,    Manufacture of magnetic components.
Limited                        499 King's Road,
                               North Point, Hong Kong

--------------------------------------------------------------------------------------------------------------------
16.      Downer EDI Limited    Level 3, 190 George Street, Sydney, NSW   Infrastructure services, contract
                               2000, Australia                           drilling, contract mining, civil
                                                                         engineering, power services,
                                                                         telecommunication services and rail
                                                                         services.

--------------------------------------------------------------------------------------------------------------------
17.      Earnest Investments   Room 2002 Tung Ning Building              Investments in listed and unlisted
Holdings Limited               2 Hillier Street, Sheung Wan              companies in Hong Kong and the PRC.
                               Hong Kong

--------------------------------------------------------------------------------------------------------------------
18.      Favour Leader         8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
Limited                        Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
19.      Global Food Culture   23rd Floor, Emperor Group Centre          Operation of restaurants in Asia.
Group Limited                  288 Hennessey Road
                               Wanchai, Hong Kong

--------------------------------------------------------------------------------------------------------------------
20.      Gold Peak Industries  8/F Gold Peak Building                    Manufacture and sale of batteries,
(Holdings) Limited             30-34 Kwai Wing Road                      electrical installation products,
                               Kwai Chung NT                             automotive electronics, cable products,
                               Hong Kong                                 loudspeakers and high precision parts and
                                                                         components.

--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
21.      HiNet Holdings        Suites 3910-3911 Jardine House            Provision of telecommunication and
Limited                        1 Connaught Place                         Internet network engineering and related
                               Central                                   services, and leasing of fibre-optic
                               Hong Kong                                 network.

--------------------------------------------------------------------------------------------------------------------
22.      Hongkong Electric     Electric Centre, 28 City Garden Road      Holding company with interests in energy
Holdings Limited               Hong Kong                                 utilities in Hong Kong and elsewhere,
                                                                         engineering consulting, and property
                                                                         development.

--------------------------------------------------------------------------------------------------------------------
23.      Hutchison Whampoa     22nd Floor, Hutchison House               Investment holding company with
Limited                        10 Harcourt Road                          diversified operations in
                               Hong Kong                                 telecommunications, property, ports,
                                                                         retail and manufacturing, energy
                                                                         and infrastructure.

--------------------------------------------------------------------------------------------------------------------
24.      Iu, Lai & Li          20/F, Gloucester Tower,                   Solicitors and Notaries
                               The Landmark, Central,
                               Hong Kong

--------------------------------------------------------------------------------------------------------------------
25.      Kamthorn Limited      8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
                               Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
26.      Katmon Limited        8/F Paul Y. Centre, 51 Hung To Road,      Investment holding.
                               Kwun Tong, Kowloon, Hong Kong

--------------------------------------------------------------------------------------------------------------------
27.      M Channel             24/F, 1063 King's Road,                   Provision of focused Chinese language
Corporation Limited            Quarry Bay, Hong Kong                     content through the Group's vertical
                                                                         portals targeted at the global Chinese
                                                                         community.

--------------------------------------------------------------------------------------------------------------------
28.      New World CyerBase    37/F New World Tower, 18 Queen's Road     Develop and operate information
Limited                        Central, Hong Kong                        technology business, research and
                                                                         development of connectivity services,
                                                                         e-commerce and software development.

--------------------------------------------------------------------------------------------------------------------
29.      Pacific Century       39/F, PCCW Tower, Taikoo Place,           Provision of international, local and
CyberWorks Limited             979 King's Road,                          mobile telecommunications service,
                               Quarry Bay, Hong Kong                     Internet and interactive multimedia
                                                                         services, the sale and rental of
                                                                         telecommunications equipment, and the
                                                                         provision of computer, engineering and
                                                                         other technical services, mainly in Hong
                                                                         Kong; investment in and development of
                                                                         technology-related businesses; and
                                                                         investment in and development of
                                                                         infrastructure and properties in Hong
                                                                         Kong and elsewhere in the PRC.

--------------------------------------------------------------------------------------------------------------------
30.      Panva Gas Holdings    Room 2501-2502, Vicwood Plaza             The main activities include the sale of
Limited                        199 Des Voeux Road Central                liquefied natural gas in the bulk and in


                               Hong Kong
                                                                         cylinders, the provision of piped gas, and
                                                                         the sale of liquefied natural gas household
                                                                         appliances.

--------------------------------------------------------------------------------------------------------------------
31.      hkcyber.com           41st Floor, CEF Life Tower                hkcyber.com (Holdings) Limited is a
(Holdings) Limited             248 Queen's Road East                     Chinese-language content provider which
                               Wanchai, Hong Kong                        provides news update, financial news
                                                                         update, fortune telling, horse racing
                                                                         information, leisure, entertainment news
                                                                         and sports news.  It is also a platform
                                                                         provider, providing an array of community
                                                                         services such as chat rooms and message
                                                                         board.

--------------------------------------------------------------------------------------------------------------------
32.      Shougang Concord      7/F First Pacific Bank Centre             Property investment; management and
Grand (Group) Limited          56 Gloucester Road                        development; investment holding; and
                               Wanchai                                   provision of financial services.
                               Hong Kong

--------------------------------------------------------------------------------------------------------------------
33.      Shougang Concord      7/F First Pacific Bank Centre             Manufacturing, sale and trading of steel
International Enterprises      56 Gloucester Road                        products; rebar stockholding;
Company Limited                Wanchai                                   transportation and shipping; rental
                               Hong Kong                                 income.

--------------------------------------------------------------------------------------------------------------------
34.      Shougang Concord      Unit 4-9 & 15-18                          Manufacture and sale of telephone cords
Technology Holdings Limited    10/F Honour Industrial Centre             and accessories, power cords, adaptors
                               6 Sun Yip Street                          and electronic products, high precision
                               Chai Wan Hong Kong                        components for computers, printed circuit
                                                                         boards; freight forwarding & delivery
                                                                         services.

--------------------------------------------------------------------------------------------------------------------
35.      Sing Pao Media Group  7/F, Sing Pao Building, 101 King's Road,  Media and publishing business "Sing Pao
Limited                        North Point, Hong Kong                    Daily News" and "Wide Angle Magazine".
                                                                         Provide multimedia entertainment and
                                                                         life-style information to the Chinese
                                                                         community worldwide.

--------------------------------------------------------------------------------------------------------------------
36.      Star East Holdings    29th Floor, Paul Y. Centre                Engaged in entertainment-related
Limited                        51 Hung To Road, Kwun Tong, Kowloon,      business, including the franchising and
                               Hong Kong                                 operation of "Planet Hollywood" theme
                                                                         restaurants in Asia Pacific and "Star
                                                                         East" entertainment complexes and "Star
                                                                         East" theme cafes worldwide, the trading
                                                                         of merchandise, strategic investment in
                                                                         Sing Pao Media Group Limited (a global
                                                                         Chinese internet content provider on
                                                                         entertainment and life-style
                                                                         information), production of movies,
                                                                         television drama series, documentary and
                                                                         infotainment


                                                                         programmes and property investment and
                                                                         development.

--------------------------------------------------------------------------------------------------------------------
37.      Techtronic            Units B-F 24/F CDW Building               Manufacture and trading of rechargeable
Industries Company Limited     388 Castle Peak Road                      power tools, floor care equipment, solar
                               Tsuen Wan                                 powered and electronic products, personal
                               New Territories Hong Kong                 and health care products and kitchenware
                                                                         products.

--------------------------------------------------------------------------------------------------------------------
38.      tom.com limited       48th Floor, The Center,                   TOM.COM LIMITED is an Internet content
                               99 Queen's Road Central,                  provider operating a mega-portal to
                               Hong Kong                                 provide broad "China Experience" content
                                                                         and e-commerce to the world and
                                                                         "Lifestyle for Chinese" content and
                                                                         e-commerce to the worldwide Chinese
                                                                         population both in the Greater China
                                                                         region and overseas Chinese speaking
                                                                         communities.

--------------------------------------------------------------------------------------------------------------------


                                  EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

1. Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd., the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2. Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4. Sale and Purchase Agreement dated September 28, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5. Sale and Purchase Agreement dated September 26, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

8. Joint Filing Agreement dated January 30, 2002 among the reporting persons listed on this Amendment No. 4.

9. Joint Filing Agreement dated May 6, 2002 among the reporting persons listed on this Amendment No. 5.

                                      116